As filed with the Securities and Exchange Commission on July 2, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RING ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	90-0406406
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1725 Hughes Landing Blvd. Suite 900

The Woodlands, TX 77380

(Address of Principal Executive Offices)

Ring Energy, Inc. 2021 Omnibus Incentive Plan (Full Title of the Plan)

Travis T. Thomas

Chief Financial Officer

1725 Hughes Landing Blvd. Suite 900

The Woodlands, TX 77380

(Name and Address of Agent for Service)

(281) 397-3699

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Michael J. Blankenship

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

(713) 651-2678

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐	Smaller reporting company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	9,558,845	$2.97	$28,389,769.65	$3,097.32

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock, par value $0.001 per share (the “Common Stock”) of Ring Energy, Inc. (“Ring,” “Registrant,” “we,” “us,” or “our”) that become issuable under the Ring Energy, Inc. 2021 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act, on the basis of the average high and low prices of one share of Common Stock of Registrant reported on the NYSE American on June 30, 2021, which date is no more than five business days prior to filing this Registration Statement.

INTRODUCTION

Registrant is filing this Registration Statement with the Securities and Exchange Commission (“SEC”) for the purpose of registering 9,558,845 shares of our Common Stock, for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.

* This Registration Statement on Form S-8 relates to the Plan. With respect to the Plan, the documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the introductory note to Part I of Form S-8 and the rules and regulations of the SEC, such documents will not be filed with the SEC. These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” certain information we have filed with the SEC into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021 (File No. 001-36057);
(2)	The Registrant’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 17, 2021 (File No.; 001-36057);
(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 10, 2021 (File No. 001-36057);
(4)	The Registrant’s Current Reports on Form 8-K filed with the SEC on June 25, 2021, June 16, 2021, May 27, 2021, April 15, 2021, March 26, 2021 (1), March 26, 2021 (2) and March 25, 2021 (File No. 001-36057); and
(5)	Description of Registrant’s Common Stock, $0.001 par value per share, contained in Exhibit 4.2 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020.).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the provisions of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Act”), the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer, if the director or officer is successful in the defense of such proceedings. Section 78.7502 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful, and in either event, provided the director is not liable for a breach of the duties set out in Section 78.138 of the Nevada Act. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

The Registrant’s Articles of Incorporation (as amended) and Amended and Restated Bylaws provide for indemnification of directors and officers of the Registrant to the full extent permitted by applicable law. Under the provisions of the Registrant’s Amended and Restated Bylaws, the Registrant is required to indemnify officers or directors (while the current provisions of Section 78.7502 of the Nevada Act provide for “permissive” indemnification. Except with respect to stockholder derivative actions, the Amended and Restated Bylaw provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

In accordance with the Nevada Act, the Registrant’s Articles of Incorporation (as amended) contain a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the Registrant or its stockholders, for monetary damages except (i) for acts or omissions not in good faith or which involve intentional or reckless misconduct or a knowing violation of law, and (ii) under Section 78.300 of the Nevada Act providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty including any such actions involving gross negligence.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Articles of Incorporation (as amended)	10-K	000-53920	3.1	4/1/13

3.2	Amended and Restated Bylaws of Ring Energy, Inc. (“Amended and Restated Bylaws”)	8-K	001-36057	3.1	4/14/21

4.2	Ring Energy, Inc. 2021 Omnibus Incentive Plan, (the “Plan”)	DEF 14A	001-36057	N/A	4/22/21

5.1	Opinion of Saltzman Mugan Dushoff as to the legality of the securities registered hereby					X

23.1	Consent of Eide Bailly LLP					X

23.2	Consent of Saltzman Mugan Dushoff (included in Exhibit 5.1 to this Registration Statement)					X

24.1	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Registrant (contained on the signature pages hereto).					X

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, TX, on July 2, 2021.

RING ENERGY, INC.

By:	/s/ Paul D. McKinney
Paul D. McKinney
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and/or officers of the Registrant whose signature appears below constitutes and appoints Paul D. McKinney and Travis Thomas, with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the SEC and hereby ratify and confirm all that such attorneys-in-fact or their substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul D. McKinney	Chief Executive Officer and Chairman of the Board	July 2, 2021
Paul D. McKinney	(Principal Executive Officer and Director)

/s/ Travis Thomas	Chief Financial Officer	July 2, 2021
Travis Thomas	(Principal Financial and Accounting Officer)

/s/ Anthony Benedict Petrelli	Director	July 2, 2021
Anthony Benedict Petrelli

/s/ Regina Roesener	Director	July 2, 2021
Regina Roesener

/s/ Clayton Eugene Woodrum	Director	July 2, 2021
Clayton Eugene Woodrum

/s/ Thomas L. Mitchell	Director	July 2, 2021
Thomas L. Mitchell

/s/ John A. Crum	Director	July 2, 2021
John A. Crum

/s/ Richard E. Harris	Director	July 2, 2021
Richard E. Harris